Exhibit 99.4

Board of Directors VNG Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands	Allen & Overy Legal (Vietnam) Limited Liability Company 39th Floor, Bitexco Financial Tower 2 Hai Trieu, Ben Nghe Ward District 1 Ho Chi Minh City, Vietnam Tel +84 28 6288 4888 Fax +84 28 6288 4999

Our ref    [●]

September [●], 2023

Offer and listing of [●] Class A ordinary shares in VNG Limited

Ladies and Gentlemen:

We have acted as Vietnamese counsel to VNG Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (ListCo), Big V Technology Corporation, a joint stock company incorporated under the laws of Vietnam (VN HoldCo), and VNG Corporation, a public joint stock company incorporated under the laws of Vietnam (VN OpCo), in connection with the proposed initial public offering (the Offering) of [●] Class A ordinary shares with nominal value of USD 0.000001 per share of ListCo (the Offer Shares), pursuant to a registration statement on Form F-1 (File No. [●]) filed by ListCo with the U.S. Securities and Exchange Commission (the Registration Statement).

1.	DOCUMENTS

For the purposes of this opinion, we have examined the following documents:

(a)	the underwriting agreement dated [●], by and between, among others, the underwriters named therein, VN OpCo and ListCo (the Underwriting Agreement);

(b)	the share purchase agreements for the purchase of ordinary shares in VN OpCo, by and between, on the one hand, VN HoldCo, as purchaser, and, on the other hand, severally, as sellers:

(i)	Vi Na Net Services Joint Stock Company, a Vietnamese company (VNN), dated November 17, 2022;

(ii)	VNG Software Development Company Limited, a Vietnamese company (VNGSW), dated November 18, 2022; and

(iii)	Vi Na Data Information Technology – Service Joint Stock Company, a Vietnamese company (VinaData), dated November 18, 2022;

(c)

the amended and restated share purchase agreement, dated January 20, 2023, by and between VN OpCo, as purchaser, and Golden Taurus Joint Stock Company, a Vietnamese company, as seller, relating to the purchase of ordinary shares in Zion Joint Stock Company, a Vietnamese company (Zion);

(d)	the share purchase agreement, dated [●], by and between VinaData, as seller, and ListCo, as purchaser, relating to the purchase of ordinary shares in VNG Singapore Pte. Ltd., a Singapore company;

(e)

the share purchase agreement, dated [●], by and between Minh Phuong Thinh Communication Company Limited, a Vietnamese company (MPT), as seller, and ListCo, as purchaser, relating to the purchase of ordinary shares in MLT Hong Kong Limited, a Hong Kong company;

(f)	the share purchase agreement, dated [●], by and between VNGSW, as seller, and ListCo, as purchaser, relating to the purchase of ordinary shares in VNG Investment Pte. Ltd., a Singapore company;

(g)

the share purchase agreement, dated [●], by and between Le Hong Minh (the Founder), as purchaser, and [certain of] the shareholders of VN HoldCo, as sellers, relating to the purchase of ordinary shares in VN HoldCo;

(h)

the share purchase agreement, dated June 22, 2022, by and between the foreign investors named therein, as seller, and ListCo, as purchaser, relating to the purchase of ordinary shares in VN OpCo (the ListCo Flip-Up SPA);

(i)

the “short form” share purchase agreements, dated November 14, 2022, by and between the foreign investors named therein, as sellers, and ListCo, as purchaser, relating to the purchase of ordinary shares in VN OpCo;

(j)

the share purchase agreement, dated September 22, 2022, by and between VNN as seller and an individual foreign investor named therein, as purchaser, relating to the purchase of ordinary shares in VN OpCo;

(k)

the share purchase agreement, dated November 14, 2022, by and between an individual foreign investor named therein, as seller, and ListCo, as purchaser, relating to the purchase of ordinary shares in VN OpCo;

(l)	the share purchase agreement dated July 20, 2023, by and between ListCo, as seller, and VN HoldCo, as purchaser, relating to the purchase of ordinary shares in VN OpCo;

(m)

the mortgage agreement over an account as collateral, dated July 21, 2023, by and between VN OpCo (as the securing party), Citibank N.A., Singapore Branch (as the secured party), Citibank N.A., Hanoi Branch (as the authorised agent) and VN HoldCo (as the borrower) (the Mortgage Agreement);

(n)	the facility agreement, dated July 21, 2023, by and between VN HoldCo (as the borrower) and Citibank N.A., Singapore Branch (as the lender) (the Facility Agreement);

(o)	the irrevocable undertakings from the Founder in favour of ListCo, dated [●], with respect to certain matters involving, respectively, ListCo and VN OpCo;

(p)	the cooperation agreement, dated [●], by and between ListCo and VN HoldCo (the Cooperation Agreement);

(q)	the joint voting agreement, dated [●], by and between the Founder and the Vuong Quang Khai (the Co-Founder) (the Joint Voting Agreement);

(r)	the share security agreement, dated [●], by and between ListCo (as the secured party) and VN HoldCo (as the securing party);

(s)	the share security agreement, dated [●], by and between ListCo (as the secured party) and the Founder (as the securing party);

(t)	the charter of VN OpCo dated June 24, 2022, as amended on July 7, 2023 and August 2, 2023;

(u)	the charter of VN HoldCo dated July 30, 2021, as amended under appendices dated July 28, 2022, October 3, 2022, November 16, 2022 and November 28, 2022;

(v)	the amended and restated charter of VN HoldCo, as in effect on [●];

(w)	the Registration Statement;

(x)

the preliminary prospectus, dated [●], 2023, relating to the offering of the Offer Shares, in the form filed with the U.S. Securities and Exchange Commission as part of the Registration Statement (such preliminary prospectus being hereinafter referred to as the Preliminary Prospectus and, as amended and supplemented by the documents and pricing information set forth in Schedule II of the Underwriting Agreement, the Disclosure Package); and

(y)

the final prospectus, dated [●], 2023, relating to the offering of the Offer Shares, in the form filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) of the Rules and Regulations (such final prospectus being hereinafter referred to as the Prospectus).

The documents listed in ((a)) through ((y)) above are referred to as the Agreements. The share purchase agreements referred to in ((b)) through ((j)) above are referred to as the SPAs. The documents referred to in (g), (o), (q) and (s) above are referred to the Founder Documents.

VN OpCo, VN HoldCo, VNN, VNGSW, VinaData, MPT and Zion are referred to as VNG Parties.

2.	ASSUMPTIONS

In giving this opinion we assume that:

(a)

all signatures, seals and documents are genuine, and with respect to signatures, belong to the person whose name appears in any other position near such signature so as to indicate the identity of the person whose signature appears;

(b)	all documents submitted to us as copies conform to the original documents and the original documents are authentic and complete and remain up-to-date;

(c)	the Agreements have been validly executed and delivered by each party (other than VNG Parties and the Founder), and that each party (other than VNG Parties and the Founder ) to each Agreement:

(i)	is duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation and/or of the jurisdiction of its principal place of business;

(ii)	had or has the corporate power and authority to enter into, execute, deliver and perform its obligations under the Agreements to which it is expressed to be a party; and

(iii)	has taken all necessary action to authorise the entry into, execution, delivery and performance of its obligations under the Agreements to which it is expressed to be a party;

(d)

the procedures with respect to the convening, attendance and passing of resolutions or decisions were carried out at all the members’ council, shareholder or equivalent meetings of each party to each Agreement in accordance with applicable law and the relevant charter;

(e)

no foreign law affects any of the conclusions stated in this opinion and that, under all relevant laws other than the laws of Vietnam, each Agreement constitutes a legally binding, valid and enforceable obligation of each party to it, enforceable in accordance with its terms;

(f)	all individuals who have signed any Agreement or have given confirmations on which we have relied for the purposes of issuing this opinion have civil capacity under all applicable laws to do so;

(g)	all obligations required to be performed under any Agreement in countries other than Vietnam will be legally performed and are enforceable under the laws of such countries;

(h)

there are no restrictions in the constitutional documents of, or contractual or similar restrictions binding on, a party to an Agreement (other than VNG Parties) which would be contravened by the entry into, execution, delivery and performance by that party of any obligation under the Agreements to which it is a party;

(i)	all factual statements contained in or made pursuant to any Agreement to the extent such factual statements are relied upon for the purposes of the opinions delivered in paragraph 3 below are correct;

(j)	no other relevant documents or arrangements are in existence that affect the accuracy and effectiveness of any of the terms of any Agreement which have not been disclosed to us;

(k)

no facts or circumstances are in existence and no events have occurred which have not been disclosed to us which render any Agreement void or voidable or repudiated or frustrated or capable of rescission for any reason, and in particular (but without limitation) by reason of lack of consideration, default, fraud or misrepresentation;

(l)	there is neither bad faith nor fraud, coercion, duress or undue influence on the part of any of the parties to the Agreements or their respective directors, employees and agents;

(m)	the Agreements have been entered into for bona fide commercial reasons by each of the parties thereto;

(n)

none of the parties to the Agreements, nor any of their respective affiliates, officers or employees, has notice of any other matter which would affect the bona fide execution, performance and delivery by the other parties of the Agreements; and

(o)

none of the parties to the Agreements is unable to pay its debts within the meaning of the Law on Bankruptcy of Vietnam at the time it enters into any Agreement to which it is a party and will not as a result of any Agreement be unable to pay its debts within the meaning of the Law on Bankruptcy of Vietnam.

3.	OPINIONS

Subject to the assumptions above, to the qualifications below, it is our opinion that, so far as the present laws of Vietnam are concerned:

(a)

Each of the VNG Parties and the other Vietnamese subsidiaries of VN OpCo listed in Exhibit [21.1] (the OpCo Subsidiaries) to the Registration Statement has been duly established with limited liability and is validly existing under the laws of Vietnam and is capable of suing and being sued and has the full capacity, power and authority to own or lease its assets and to conduct its business and operations as described in the Registration Statement, Disclosure Package and Prospectus. The charters of the VNG Parties and the other Vietnamese subsidiaries of VN OpCo listed in Exhibit [21.1] to the Registration Statement comply in all material respects with the present laws of Vietnam and are in full force and effect.

(b)	Each of the Founder and the Co-Founder is an individual resident in Vietnam, capable of suing and being sued and has the full capacity, power and authority to own his assets.

(c)

Each of the VNG Parties has the corporate power and authority to enter into, execute, deliver and perform its respective obligations under the Agreements to which it is a party and to consummate the transactions contemplated therein. The persons executing and delivering the Agreements to which each of the VNG Parties is a party have been and are duly authorized to execute and deliver such documents on behalf of each of the VNG Parties.

(d)

Each of the Agreements (i) has been duly authorised, executed and delivered by the VNG Parties that are party thereto (or, as applicable, the Founder or Co-Founder), (ii) is in proper legal form and (iii) constitutes legally binding, valid and enforceable obligations of such VNG Parties (and, as applicable, the Founder or Co-Founder).

(e)

The execution, delivery, and performance of, and transactions contemplated by each of the VNG Parties of the Agreements to which it is a party, and the consummation by such VNG Parties of the transactions contemplated by each of the Agreements, will not violate any provision of (i) Vietnamese law or regulation, (ii) the constitutional documents of such VNG Party or (iii) the material contracts or agreements listed in Schedule 1.

(f)

The execution, delivery, and performance by (i) the Founder of the Founder Documents and (ii) the Co-Founder of the Joint Voting Agreement will not violate any provision of (x) Vietnamese law or regulation or (y) the material contracts or agreements listed in Schedule 2.

(g)	The issuance of the Class B Shares to the Founder and the Co-Founder does not violate any provision of Vietnamese law or regulation.

(h)

All of the outstanding shares of VN OpCo (including the ordinary shares in VN OpCo transacted pursuant to the relevant SPAs and the Cooperation Agreement) have been duly and validly authorised by VN OpCo, validly issued, have been fully paid and are non-assessable, and conform to the description thereof in the Registration Statement and will be entitled to participate in all dividends and other distributions declared, paid or made thereon.

(i)

Each of the VNG Parties who are selling shares pursuant to the relevant SPAs and the Cooperation Agreement has full legal and beneficial ownership of all the ordinary shares in VN OpCo transacted by it.

(j)

Upon completion of the SPAs, the purchasers obtained good title to such sale shares, free and clear of all liens and encumbrances, except for (i) liens and encumbrances arising by operation of applicable law and (ii), with respect to the ListCo Flip-Up SPA, the registration of the mortgages with the Vietnam Securities Depositary pursuant to Section 5.3(c) thereof.

(k)

All Forward Shares shall be, upon being initially transacted under the Cooperation Agreement and at all times thereafter, duly authorised, validly issued, fully paid and non-assessable, issued in compliance with Vietnamese law, and free and clear of all liens other than restrictions arising by operation of applicable law and the provisions of the Cooperation Agreement.

(l)

Subject to general principles of law limiting VN HoldCo’s obligations and the filings and recordings specified in Section (i)(i)(B) of the Cooperation Agreement, the mortgage agreement to be executed by VN HoldCo and VN OpCo with respect to the Forward Shares will (A) be a legally binding, valid and enforceable obligation, and (B) have first ranking priority and not be subject to any prior ranking or pari passu ranking security interest.

(m)

All of the outstanding shares of each of VNG Parties and OpCo Subsidiaries have been duly and validly authorised by such entity, are validly issued, have been fully paid and are non-assessable, and conform to the description thereof in the Registration Statement and will be entitled to participate in all dividends and other distributions declared, paid or made thereon.

(n)

No consent, approval, order, exemption, clearance or authorisation of, or filing, registration or record with, any court, government department or other regulatory body in Vietnam, other than those that have already been obtained or issued, is required in connection with the execution, delivery, compliance with all the provisions of and entry into and performance of the obligations of each VNG Party (and, as applicable, the Founder or Co-Founder) under the Agreements to which it is a party.

(o)

No consent, approval, order, exemption, clearance or authorisation of, or filing, registration or record with, any court, government department or other regulatory body in Vietnam, other than those that have already been obtained or issued, is required in connection with the issuance of the Offer Shares.

(p)

To ensure the enforceability, or admissibility into evidence in Vietnam of the Agreements, it is not necessary that the Agreements be filed or recorded with any court or other authority in Vietnam, or that any stamp or similar tax be paid in Vietnam.

(q)

The laws of Vietnam permit foreign parties to a contract to agree on the laws under which the contract will be governed. The choice of (i) New York law to govern the Cooperation Agreement and (ii) English law to govern the Facility Agreement, (iii) Singapore law to govern the share purchase agreement for transferring certain subsidiaries of VN OpCo is legal, valid and binding under the laws of Vietnam.

(r)

The submission by VN HoldCo to proceedings at the Singapore International Arbitration Centre under Clause [8.06] of the Cooperation Agreement is legal, valid and binding under Vietnamese law. The agreement by VN HoldCo to mandatory arbitration under the Arbitration Rules of the Singapore International Arbitration Centre under Clause 35.1 of the Facility Agreement is legal, valid and binding under Vietnamese law.

(s)

Vietnam is a party to the New York Convention of June 10, 1958 on the Recognition and Enforcement of Foreign Arbitration Awards (the “New York Convention”) and has implemented the New York Convention through Civil Procedure Code No. 92/2015/QH13 (National Assembly, November 25, 2015) (the “Vietnam Civil Proceedings Code”). A final arbitral award rendered against VN HoldCo in an arbitration proceeding at the Singapore International Arbitration Centre in respect of the Agreements would be recognised and enforced in Vietnam through an independent action filed to enforce such award without re-examination or re-litigation of the matters, provided that the enforcement is in accordance with 1958 New York Convention and the Vietnam Civil Proceedings Code as described in paragraphs 4(e) – (h) below.

(t)

Under the laws of Vietnam, none of the VNG Parties or subsidiaries or any of their respective properties, assets or revenues are entitled to any immunity on the grounds of sovereignty from any legal action, suit or proceedings, any set-off or counterclaim, the jurisdiction any court, service of process, attachment prior to or in aid of execution of judgment or any other legal process or proceedings for the giving of any relief or for the enforcement of any judgment.

(u)

Under the laws of Vietnam, there is no explicit or express prohibition on (i) performance by the VNG Parties of any of the obligations set out under the Cooperation Agreement and (ii) transfers of the ordinary shares in VN OpCo as contemplated by the Agreements, except as disclosed in the Registration Statement, the Disclosure Package and Prospectus.

(v)

Cash dividends declared and payable on the ordinary shares in VN OpCo (net of applicable tax) may, under current Vietnamese laws and regulations, be paid in Vietnamese dong and converted into foreign currency that may be transferred out of Vietnam by foreign investors without the necessity of obtaining any authorisation, approval, license or consent of any governmental or regulatory bodies or authorities in Vietnam.

(w)

Based on the VNG Parties’ confirmations, and to the best of our knowledge, there are no judgments, orders or awards against any of the VNG Parties or their respective subsidiaries, nor are there any legal or governmental proceedings (including environmental disputes, disputes with tax and customs authorities and industrial tribunal actions), inquiries or investigations filed in any court or other forum of adjudication in Vietnam to which the VNG Parties or respective subsidiaries are a party, except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus.

(x)

None of the VNG Parties are subject to liquidation, bankruptcy, restructuring, dissolution or any other similar proceedings. There has been no resolution of any board of directors’ meeting or shareholders’ meeting of any of the VNG Parties contemplating such proceedings and no steps have been, or are being taken, for the appointment of an administrator, a judicial manager, a receiver or a liquidator or similar person to, or for the winding-up, dissolution, reconstruction or reorganization of, the VNG Parties or its respective assets.

4.	QUALIFICATIONS

This opinion is subject to the following qualifications:

(a)

This opinion is subject to all insolvency and other laws affecting the rights of creditors generally. In particular, the Law on Bankruptcy sets out certain steps for bankruptcy procedures in Vietnam, provides for certain transactions to be set aside in certain circumstances, regulates the priority of payments in a bankruptcy situation and provides for set-off limitation and the suspension of enforcement of security in a bankruptcy in certain circumstances.

(b)	Vietnamese courts may stay proceedings if concurrent proceedings are being brought elsewhere.

(c)

The term enforceable means that a document is of a type and form enforced by the Vietnamese courts. It does not mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations may be qualified by the non-conclusive nature of certificates, the failure to follow required formalities applicable to enforcement, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters, but in our view these qualifications would not defeat your legitimate expectations in any material respect.

(d)

Any provision in the Agreements providing that certain statements, calculations and/or certificates will be conclusive and binding will not be effective if such calculations or certificates are clearly wrong or fraudulent and will not necessarily prevent judicial enquiry into the merits of the same.

(e)

The recognition and enforcement of a judgment of the foreign court or a foreign arbitral award by a Vietnamese court are subject to the Vietnamese court’s discretion. In the absence of a treaty regarding the enforcement of New York court judgments in Vietnam, a judgment of the court of New York may not be recognised and enforced in Vietnam.

(f)

In relation to the submission by VNG Parties to arbitration in respect of the Agreements, the courts of Vietnam have the authority to decline the recognition and enforcement of a foreign arbitral award in the following circumstances:

(i)	the parties to the arbitration agreement did not have the capacity to sign the agreement in accordance with the applicable law of each party;

(ii)	the arbitration agreement is invalid in accordance with the governing law, or the laws of the country in which the award was made where the arbitration agreement does not stipulate the governing law;

(iii)

the individual against whom, or body or organisation against which, enforcement is sought had not been notified properly and in a timely manner of the appointment of the arbitrator or the procedures for resolving the dispute by foreign arbitration, or had reasonable cause for failing to exercise its, or his or her, right to legal proceedings;

(iv)

the foreign arbitral award was made in respect of a dispute which was not referred to arbitration by the concerned parties, or which goes beyond the request of the parties to the arbitration agreement. Where it is possible to sever the arbitration award, that part which was referred to arbitration by the parties shall be recognised and enforced in Vietnam;

(v)

the composition of the foreign arbitration panel, or the foreign arbitration procedure, was inconsistent with the arbitration agreement or the laws of the country in which the foreign arbitration award was rendered, in cases where such matters are not stipulated in the arbitration agreement;

(vi)	the foreign arbitration award is not yet binding upon the parties; or

(vii)	the foreign arbitral award has been revoked or suspended by a competent body of the country in which the foreign arbitration award was made or of the country the law of which is the governing law.

(g)	Moreover, a foreign arbitration award shall not be recognised and enforced in Vietnam where a Vietnamese court determines that:

(i)	the relevant dispute cannot be resolved by arbitration in accordance with the laws of Vietnam; or

(ii)	the recognition and enforcement of the foreign arbitration award in Vietnam is contrary to the basic principles of the laws of Vietnam

(h)	There is no official guidance as to what constitutes the “basic principles of the laws of Vietnam”, although this may be based on the public policies and interests in and of Vietnam.

(i)	There is no effective and centralised registry or data base in Vietnam regarding litigation, arbitration, administration or bankruptcy proceedings.

(j)	Where a party under the Agreements has discretion or may determine a matter in its opinion, Vietnamese law may require that such discretion or opinion is reasonably exercised.

(k)

Those provisions of the Agreements, if any, which provide for a party in default to pay the costs occasioned by such default may not be enforceable in a Vietnamese court in respect of costs of unsuccessful litigation brought before that court or where that court has itself made an order for costs.

(l)	Certain remedies (such as injunction or specific performance) are available at the Vietnamese courts’ discretion.

(m)

We express no opinion as to any provision prohibiting or restricting oral modifications, amendments or waivers. An oral modification, amendment or waiver may be enforceable, in spite of contractual wording to the contrary.

(n)	The effectiveness of terms relieving a party from a liability or duty otherwise owed is limited by Vietnamese law.

(o)

Except as set forth herein, we express no opinion on matters of fact, statements of opinion, intention or assumptions, financial, tax or accounting matters, or otherwise of a non-legal nature appearing in the Agreements, nor have we attempted to determine whether any material fact has been omitted therefrom.

(p)

The opinions expressed herein are based on the laws of Vietnam in effect on the date hereof and we do not purport to be an expert on, or to express any opinion herein concerning, any laws other than the laws of Vietnam as in effect on the date hereof.

(q)

Vietnamese law is not well developed, consistent or clear, nor does it have a system of binding case law or other interpretative aids of binding precedential value, and Vietnamese courts have broad powers to imply fairness terms into contractual obligations. Accordingly, Vietnamese law is subject to broad interpretation and different lawyers and courts can have contrasting views of the legality, validity or enforceability of a particular agreement. The ultimate arbiter of legality and enforceability, as a matter of practice, is often the relevant Vietnamese court or the government ministry, department or agency responsible for administering the relevant law or regulation. The opinions should be read bearing this in mind.

5.	BENEFIT

This opinion letter is being delivered to you in connection with the transactions described herein and may not be relied upon for any other purpose. This opinion letter may not be relied on by any person other than you, your affiliates or your legal advisors without our prior written consent, except where required by law, regulation or any governmental or competent regulatory authority or reasonably necessary in asserting any defence to actual or threatened court or arbitral proceedings in relation to any matter arising out of or in connection with the transactions described herein.

Yours faithfully,

Allen & Overy Legal (Vietnam) Limited Liability Company

Schedule 1

LIST OF MATERIAL CONTRACTS / AGREEMENTS

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Schedule 2

LIST OF MATERIAL CONTRACTS / AGREEMENTS

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